Exhibit 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact:	Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP REPORTS SECOND QUARTER OPERATING RESULTS

SEMINOLE, Florida - July 21, 2011 - Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2011, sales were $27,505,656, compared with 2010 second quarter sales of $26,629,161. Net earnings were $932,399 or $.15 per share (diluted), compared with earnings of $983,170 or $.17 per share (diluted) in the 2010 second quarter.

For the six months ended June 30, 2011, sales were $54,404,256, compared with sales of $52,609,023 in the six months ended June 30, 2010. Net earnings for the six months ended June 30, 2011 were $1,531,321 or $.25 per share (diluted), versus earnings of $1,491,387 or $.25 per share (diluted) in the first six months of 2010.

Michael Benstock, Chief Executive Officer, commented: “We are very pleased to report increases of 3.3% in our net sales in the second quarter. Net earnings for the quarter were down slightly at $.15 per share (diluted), compared with $.17 per share (diluted) in the 2010 second quarter. We completed a significant consulting project in the second quarter as part of our ongoing strategic plan. This project, performed by a major international consulting firm, involved a detailed market analysis of our customers’ requirements, our internal capability strengths and gaps and development of a roadmap to capitalize on the opportunities identified in the future. The total pre-tax cost of this project was approximately $550,000 and resulted in a reduction of net earnings per share (diluted) of approximately $.06 per share in the second quarter of 2011. Additionally, as we previously announced, we launched our new division, everyBODY media™ during the first quarter of this year. Our operating results include approximately $330,000 of pre-tax expenses for the second quarter associated with this new venture. We are receiving favorable responses from the market relative to the concept and expect to begin generating revenues from this division in the fourth quarter of this year.

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We continue to show significant growth in revenues from our near-shore call center business, The Office Gurus®. Net sales for the second quarter of 2011 were $667,000 compared to $68,000 in the prior year second quarter. We expect to substantially grow this vertical going forward. Our financial position remains very strong and continues to provide us with the ability to invest in our existing business as well as new ventures such as everyBODY media™ and The Office Gurus® and to continue to explore strategic acquisitions.”

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America’s foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide. Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media™. For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

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Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED JUNE 30,

(Unaudited)

	2011	2010

Net sales	$27,505,656	$26,629,161

Costs and expenses:
Cost of goods sold	17,577,789	17,245,178
Selling and administrative expenses	8,489,733	7,845,209
Interest expense	5,735	5,604

	26,073,257	25,095,991

Earnings before taxes on income	1,432,399	1,533,170
Income tax expense	500,000	550,000

Net earnings	$932,399	$983,170

Per Share Data:
Basic:
Net earnings	$0.16	$0.17

Diluted:
Net earnings	$0.15	$0.17

Cash dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

SIX MONTHS ENDED JUNE 30,

(Unaudited)

	2011	2010

Net sales	$54,404,256	$52,609,023

Costs and expenses:
Cost of goods sold	34,625,470	34,293,552
Selling and administrative expenses	17,395,583	15,966,006
Interest expense	11,882	8,078

	52,032,935	50,267,636

Earnings before taxes on income	2,371,321	2,341,387
Income tax expense	840,000	850,000

Net earnings	$1,531,321	$1,491,387

Per Share Data:
Basic:
Net earnings	$0.26	$0.25

Diluted:
Net earnings	$0.25	$0.25

Cash dividends per common share	$0.27	$0.27

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30,

(Unaudited)

	2011	2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,305,724	$7,157,084
Accounts receivable and other current assets	25,333,960	20,798,608
Inventories	34,198,932	31,866,207

TOTAL CURRENT ASSETS	61,838,616	59,821,899

PROPERTY, PLANT AND EQUIPMENT, NET	9,199,546	10,528,435
OTHER INTANGIBLE ASSETS	3,231,317	1,103,541
DEFERRED INCOME TAXES	2,090,000	2,340,000
OTHER ASSETS	135,259	207,239

	$76,494,738	$74,001,114

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$5,781,605	$5,629,374
Other current liabilities	3,198,062	2,280,582

TOTAL CURRENT LIABILITIES	8,979,667	7,909,956

LONG-TERM PENSION LIABILITY	3,687,340	4,941,550
OTHER LONG-TERM LIABILITIES	800,000	735,000
SHAREHOLDERS’ EQUITY	63,027,731	60,414,608

	$76,494,738	$74,001,114

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